Exhibit 99.1
FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Bob DeAlmeida
President & CEO
Hamilton Bank
410-823-4510

MEDIA CONTACT:
Josie Hankey
Communications Strategist
Fallston Group, LLC
410-420-2001
josie.hankey@fallstongroup.com

Hamilton Bancorp, Inc. Announces Third Quarter Fiscal 2016 Results with Revenue Growth of 34%

TOWSON, Md. (Feb. 3, 2016)—Hamilton Bancorp, Inc. (the “Company”) (NASDAQ: HBK), the parent company of Hamilton Bank (the “Bank”), today announced its operating results for the three and nine month periods ending December 31, 2015 with the following highlights:

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Net interest income for the third quarter ending December 31, 2015 was $2.7 million, an increase of $805,000 or 42% from $1.9 million for the same period a year ago. This increase is primarily related to the Company’s successful acquisition of Fairmount Bancorp, Inc. (“Fairmount”) in September 2015. Net interest margin also increased 37 basis points to 3.24%, compared to 2.87% for the same quarter last year, as the assets acquired in the Fairmount acquisition were put to effective use.

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Total loans at December 31, 2015 increased 44.5% year over year, including $51.9 million or 32.7% growth in loans acquired through the Fairmount acquisition and $18.0 million, or 11.3%, growth internally. Organic loan growth for the quarter ending December 31, 2015 included a net increase in commercial loans of $6.2 million, or 6.3%, as we re-balance our loan portfolio from residential to commercial loans. Since March 31, 2015 our commercial loan portfolio has increased $24.1 million, or 30.1%.

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Deposit account balances increased 1.9% to $288.7 million at December 31, 2015, compared to $283.4 million in the prior quarter, including an increase of 7.8% or $2.6 million in noninterest-bearing and interest-bearing checking account balances.

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The Company reported a net loss of $127,000, or $(0.04) per common share, for the quarter ending December 31, 2015, compared to earnings of $78,000, or $0.02 per common share, for the same quarter ending December 31, 2014. Earnings for the current quarter were impacted by $197,000 in merger-related expenses relating to the closing of the Fairmount acquisition and the pending merger with Fraternity Community Bancorp, Inc. (“Fraternity”). Excluding merger expenses, the Company would have reported pre-tax income of $304,000 compared to pre-tax income of $99,000 for the same quarter a year ago—an increase of $205,000 or 207% quarter over quarter.

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For the nine months ending December 31, 2015, the Company reported a net loss of $210,000, or $(0.07) per common share, compared to a net loss of $173,000, or $(0.05) per common share, for the same period a year ago. In the current fiscal year, the Company has incurred $828,000 in merger-related expenses associated with the Fairmount and Fraternity acquisitions. Excluding those costs, the Company would have earned pre-tax income of $943,000 over the first nine months of fiscal 2016, compared to a pre-tax loss of $405,000 for the first nine months of fiscal 2015—an improvement of $1.3 million compared to the same period a year ago.

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Non-performing loans to total loans increased to 2.22% as of December 31, 2015 from 1.30% at September 30, 2015 and 1.71% at December 31, 2014. The increase in the most recent period is due to two commercial real estate loans to one borrower totaling $3.3 million that were placed on non-accrual in accordance with regulatory guidelines. Both loans to this borrower are classified as a Troubled Debt Restructure and the borrower continues to make interest-only payments as agreed to under the modified terms of these loans.

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Net charge-offs for the first nine months of fiscal 2016 were $135,000, or 0.07% of average loans, compared to $167,000 in net charge-offs, or 0.11% of average loans, for the same nine months a year ago. The Company had loan recoveries in the most recent quarter of $304,000, including a $236,000 recovery on a commercial construction note that was sold.

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The provision for loan and lease losses for the third quarter of fiscal 2016 was a charge of $70,000, compared to a negative charge or reversal of $125,000 for the third quarter of fiscal 2015 and a charge of $120,000 for the second quarter of fiscal 2016. The Company was able to charge lower provisions despite organic loan growth as a result of its reduction in net charge-offs, including $304,000 in loan recoveries in the most recent quarter.

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In October 2015, the Company completed its due diligence and entered into a definitive agreement to merge with Fraternity. During the most recent quarter, the Company completed and submitted its regulatory applications. The Company is currently awaiting both regulatory and Fraternity shareholder approval for the potential acquisition. The cost incurred year-to-date to complete our due diligence, reach a definitive agreement, and submit the regulatory application for this acquisition is $326,000.

"Another strong quarter for Hamilton Bancorp, Inc. as we have driven revenue higher and showed growth in loans and deposits,” said Robert DeAlmeida, President and CEO. “We completed our first acquisition and anticipate our next acquisition to be accomplished smoothly as we continue to drive enhanced earnings and shareholder value."

Review of Balance Sheet and Credit Quality

Total assets grew $4.4 million during the quarter to $368.3 million at December 31, 2015, compared to $363.9 million at September 30, 2015. This growth was driven by a $4 million, or 1.8%, increase in the loan portfolio as total gross loans ended the period at $229.4 million. Compared to December 31, 2014, total assets grew $79.6 million, or 28.0%, of which $64.8 million, or a 22.0% increase in total assets from December 31, 2014 is attributable to the Fairmount acquisition.

Cash and cash equivalents at December 31, 2015 were $29.2 million, $11.3 million higher than at September 30, 2015. Management allowed the investment portfolio to pay down through maturities and calls, and built up cash reserves in anticipation of the $24 million, all cash acquisition of Fraternity.

Total deposits increased $5.7 million to $289 million for the quarter ended December 31, 2015, compared to $283.4 million at September 30, 2015 and $223.8 million at December 31, 2014. The Company continues to focus on generating lower cost core deposits (which includes all deposits other than certificates of deposit) and increasing and maintaining its maturing certificates of deposits to support continued loan growth. Interest-bearing and noninterest-bearing core deposits increased $2.6 million compared to the prior quarter, while certificates of deposits increased $6.2 million. Core deposits comprised 33.6% of total deposits at December 31, 2015, compared to 30.8% at December 31, 2014.

The Bank’s asset quality and monitoring continues to remain a focal point for management and the board of directors. This is reflected in the fact that for the nine months ended December 31, 2015, loan recoveries of $414,000 exceeded loan charge-offs by $135,000, including a $236,000 recovery on a commercial construction loan in the most recent quarter. Non-performing loans for the period ended December 31, 2015 increased from $2.7 million at December 31, 2014 to $5.1 million at December 31, 2015. This increase is attributable to a $3.3 million commercial real estate relationship that was placed on non-accrual, as previously noted. There is no anticipated loss at this time as the borrower continues to make timely payments. Management is currently working with the borrower to sell the underlying collateral.

Income Statement Review

Net interest income for the nine months ending December 31, 2015 was $6.9 million, compared to $5.7 million for the same period a year ago. The increase is due to a $1.1 million, or 16.4%, increase in interest income over the first nine months of fiscal 2016 from continuing loan growth, compared to the same nine months last year. Loan growth is attributable to both organic loan growth and merger activity. Offsetting the increase in interest income was an increase of $32,000 in interest expense over that same period. Overall, average interest-bearing deposits increased $22.3 million, primarily as a result of the Fairmount acquisition. However, the cost associated with the increase in the average balance of deposits was offset by a decrease in the average cost of deposits from 0.78% to 0.72%.

Non-interest revenue for the nine months ended December 31, 2015 increased by $243,000, or 28.0%, to $1.1 million, compared to the same period last year. The increase is due to a $407,000 gain realized on the sale of the Towson branch property, which closed in early May 2015, offset by a $188,000 decrease in realized gains from the sale of investment securities. Through the first nine months of fiscal 2016, there was $42,000 in gains realized on the sale of investment securities, compared to $231,000 in the prior year.

Total non-interest expense increased by $995,000 to $7.7 million for the nine months ended December 31, 2015, compared to $6.7 million for the same period a year ago. The increase is due to $828,000 in merger-related expenses associated with the acquisition of Fairmount and the signing of a definitive agreement with Fraternity. The merger-related expenses include fees paid to attorneys, investment bankers, accountants, and data conversion costs, as well as other miscellaneous items. Excluding these merger-related expenses, noninterest expense increased $167,000 over that same period due to expenses associated with operating as a larger institution, including additional personnel, occupancy and equipment expense, core deposit amortization, and FDIC insurance.

For the third quarter of fiscal 2016, net interest income increased $805,000 to $2.7 million, compared to $1.9 million for the third quarter of fiscal 2015. As discussed earlier, this increase is attributable to an increase in average interest-earning assets resulting from both the acquisition of Fairmount and organic loan growth. The yield on interest-earning assets increased from 3.49% for the quarter ended December 31, 2014 to 3.83% for the quarter ended December 31, 2015. The 34 basis point increase in yield is due to a $78 million increase in the average balance of loans. The net loss for the third quarter of fiscal 2016 was $127,000, compared to a profit of $78,000 in the third quarter of fiscal 2015. Net income for the quarter was impacted by $197,000 in merger-related expenses relating to acquisition activity.

Average equity to average assets remains strong at 18.9% for the nine months ended December 31, 2015, down slightly from 19.9% a year ago due to an increase in the average asset base. All of the Bank’s regulatory capital ratios continue to exceed those levels required for the Bank to be categorized as well capitalized. The Company’s shares outstanding increased from 3,413,095 at December 31, 2014 to 3,418,113 shares at December 31, 2015 due to activity associated with equity awards over that 12-month period.

Please direct all media inquiries to Josie Hankey at 410-420-2001 or by email at josie.hankey@fallstongroup.com. Please direct investor inquiries for Hamilton Bank to Robert DeAlmeida at 410-823-4510.

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About Hamilton Bank

Founded in 1915, Hamilton Bank is a community bank with $368 million in assets and $61 million in regulatory capital. The bank has 59 full-time employees and operates five branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Rosedale, Towson and Baltimore in Maryland. Whether online or on the corner, Hamilton Bank is a community bank that cares about its customers. www.Hamilton-Bank.com.

Member FDIC and Equal Housing Lender

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

HAMILTON BANCORP, INC.

(dollars in thousands, except share and per share data)	Three months ended December 31,		Nine Months ended December 31,
Operation Statement Data:	2015	2014	2015	2014
Interest revenue	$3,220	$2,333	$8,156	$7,004
Interest expense	496	414	1,306	1,274
Net interest income	2,724	1,919	6,850	5,730
Provision for loan losses	70	(125)	190	345
Net interest income after provision for loan loss	2,654	2,044	6,660	5,385
Noninterest revenue	234	249	1,111	871
Noninterest expenses	2,781	2,194	7,656	6,661
Income/(loss) before income taxes	107	99	115	(405)
Income tax expense/(benefit)	234	21	325	(232)
Net income/(loss) available to common shareholders	$(127)	$78	$(210)	$(173)

Per share data and shares outstanding:
Net income/(loss) per common share, basic and diluted	$(0.04)	$0.02	$(0.07)	$(0.05)
Book value per common share at period end	$17.74	$17.70	$17.74	$17.70
Tangible book value per common share at period end (6)	$15.44	$16.65	$15.44	$16.65
Average common shares outstanding (1)	3,166,470	3,146,640	3,166,230	3,185,558
Shares outstanding at period end	3,418,113	3,413,095	3,418,113	3,413,095

Selected performance ratios:
Return on average assets	-0.14%	0.11%	-0.09%	-0.08%
Return on average equity	-0.84%	0.54%	-0.46%	-0.39%
Net interest margin (2)	3.24%	2.87%	3.06%	2.81%
Efficiency ratio (3)	87.95%	103.20%	90.89%	104.57%

Average assets	$365,986	$289,697	$322,443	$295,183
Average shareholders' equity	$60,753	$57,305	$60,869	$58,658

Financial Condition Data:	Dec. 31, 2015	March 31, 2015	Dec. 31, 2014
Total assets	$368,257	$291,040	$288,655
Investment securities, available for sale	77,616	92,939	99,026
Loans receivable (gross)	229,359	160,388	158,757
Allowance for loan losses	(2,016)	(1,690)	(1,964)
Bank-owned life insurance	12,624	12,360	12,273
Other assets	50,674	27,043	20,563
Total deposits	289,041	222,319	223,841
Borrowings	16,847	6,000	3,000
Other liabilities	1,726	1,921	1,409
Total shareholders' equity	60,643	60,800	60,405

Tangible shareholders equity:
Total shareholders' equity	60,643	60,800	60,405
Accumulated other comprehensive income (loss)	(761)	(301)	(753)
Goodwill and other intangible assets, net	(7,121)	(2,803)	(2,810)
Tangible shareholders' equity	52,761	57,696	56,842

Asset quality ratios:
Nonperforming loans to gross loans (4)	2.25%	1.41%	1.71%
Allowance for loan losses to gross loans	0.88%	1.05%	1.24%
Allowance for loan losses to nonperforming loans	39.01%	74.97%	72.47%
Nonperforming assets to total assets (5)	1.52%	0.93%	1.17%
Net charge-offs (annualized) to average loans	-0.09%	0.18%	0.15%

Capital ratios: (bank only)
Leverage ratio	12.60%	15.82%	15.27%
Common equity tier I risk-based capital ratio	18.73%	24.37%	24.43%
Tier I risk-based capital ratio	18.73%	24.37%	24.43%
Total risk-based capital ratio	19.60%	25.32%	25.58%

(1) - Average common shares outstanding excludes shares unallocated under ESOP.
(2) - Net interest margin represents net interest income divided by average total interest-earning assets.
(3) - Efficiency ratio represents noninterest expense (excluding one-time merger expenses) divided by operating revenue (net interest income plus noninterest income, excluding gain on sale of investments and property).
(4) - Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(5) - Nonperforming assets include nonperforming loans and foreclosed real estate.
(6) - The Company's management believes that the presentation of tangible book value per share provides useful information for evaluating the Company's financial condition and trends due to acqusition activity. These disclosures should not be viewed as a substitute for book value per share determined in accordance with GAAP.